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                                EXHIBIT 99



































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                AFLAC INCORPORATED TO SELL BROADCAST DIVISION
                            TO RAYCOM MEDIA, INC.


COLUMBUS, Georgia -- August 13, 1996 -- AFLAC Incorporated announced today that it has signed a binding letter of intent to sell its broadcast division to Raycom Media, Inc. in a transaction valued at approximately $485 million.

The transaction is expected to be completed by December 31, 1996, pending approval by the Federal Communications Commission.

The AFLAC Broadcast Division comprises seven network-affiliated television stations in small to medium-sized markets. Of the seven stations, three are affiliated with CBS, three with NBC and one with ABC. The stations include:
KFVS-TV in Cape Girardeau, Missouri; WAFF-TV in Huntsville, Alabama; KWWL-TV in Waterloo, Iowa; WAFB-TV in Baton Rouge, Louisiana; WTOC-TV in Savannah, Georgia; WITN-TV in Washington, North Carolina; and WTVM-TV in Columbus, Georgia.

Raycom Media, Inc. is a media holding company. In addition to the acquisition of the AFLAC Broadcast Division, the company is in the process of acquiring two other television groups.

Commenting on the sale, AFLAC President and Chief Executive Officer Daniel
P. Amos stated: "The broadcast division has played an important role at AFLAC Incorporated for almost 20 years. Since our initial purchase of a television station in 1978, we have built a strong group of stations that are respected leaders in their local markets. Because the division has been a part of AFLAC for so many years, we approach its sale with mixed feelings. However, with the improved prices for broadcast properties, we believe this represents an extraordinary opportunity to realize the value we have built in our stations. At the same time, it will give us greater capacity to repurchase our common shares, thereby increasing shareholder value. As a result, we are very pleased with the agreement we have reached with Raycom."

AFLAC Incorporated (NYSE - AFL) is an international holding company.
Through its principal subsidiary, American Family Life Assurance Company (AFLAC), the company is the leading underwriter of supplemental insurance in the United States and Japan.